Exhibit 10.10
FIRST AMENDMENT
TO RESTRICTED STOCK UNIT AGREEMENT
     THIS FIRST AMENDMENT (the “First Amendment”) to Restricted Stock Unit Agreement is effective May 11, 2006 (the “Effective Date”) and is made by and between HOLLY CORPORATION, a Delaware corporation (the “Company”), and                      (the “Director”).
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Restricted Stock Unit Agreement dated May 11, 2006 (the “Agreement”), the Company granted Director an award of Restricted Stock Units;
     WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended if both the Company and the Director consent in writing; and
     WHEREAS, the Company and the Director have determined that it is desirable to amend the Agreement, in accordance with the final regulations promulgated under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to ensure that, to the extent subject to Code section 409A, the payments and other benefits provided under the Agreement comply therewith and to avoid the imposition of any adverse tax consequences under section 409A of the Code.
     NOW, THEREFORE, the Agreement shall be amended as of the Effective Date as set forth below:
     1. Section 2 of the Agreement shall be amended in its entirety to read as follows: 2.
     2. Account
     (a) The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Director’s benefit the Restricted Stock Units, each of which shall be deemed to be the equivalent of one Share.
     (b) In the event the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, the Director holds Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall pay to the Director an amount in cash equal to the cash dividends the Director would have received if the Director were the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), as of such record date, of the number of Shares related to the portion of the Director’s Restricted Stock Units that have not been settled as of such record date, such payment to be made on or promptly following the date that the Company pays such dividend; provided that in no event shall a dividend equivalent payment provided pursuant to this Section 2(b) be made later than 30 days following the date on which the Company pays any such dividend.

     2. The last paragraph of Section 3 of the Agreement shall be amended in its entirety to read as follows:
For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. In addition, the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.
     3. Section 4 of the Agreement shall be amended in its entirety to read as follows:
     4. Payment of Restricted Stock Units.
     (a) The Company shall make a lump sum payment in Shares to the Director (or, as applicable, to the Director’s Beneficiary) equal to the number of vested Restricted Stock Units credited to the Account, as of the earlier of: (i) in the month following the Director’s cessation of service as a member of the Board for any reason, (ii) within 30 days following the death of the Director, (iii) within 30 days following a Change in Control, or (iv) on the third anniversary of the Date of Grant.
     (b) The Director may elect to change the payment event set forth in clause (iv) of paragraph (a) of this Section 4 by written notice to the Company, on such form as prescribed by the Committee, and, except as provided in paragraph (c) of this Section 4, in accordance with the following requirements of Treasury Regulation Section 1.409A-2(b)(l):
     (i) The election will not take effect for at least 12 months after the date on which the election is made (i.e., the election must be made at least 12 months in advance of the payment date being elected);
     (ii) The new payment event must be at least five years after the date the payment would have otherwise been made to the Director; and
     (iii) The election must be made not less than 12 months before the date the payment is otherwise scheduled to be paid.

     (c) Upon a person becoming a Director for the first time, an election to change the payment event set forth in clause (iv) of paragraph (a) of this Section 4 may be made within 30 days following the Date of Grant pursuant to Treasury Regulation Section 1.409A-2(a)(7); provided, however, that the election will not be applicable to the portion of the Restricted Stock Units, if any, with respect to which the 3-month vesting period begins prior to the date the election is made.
     4. Section 16 of the Agreement shall be amended in its entirety to read as follows:
     16. Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.
     NOW, THEREFORE, be it further provided that, except as set forth above, the Agreement shall continue to read in its current state.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and the Director has agreed to the terms and conditions of this First Amendment, effective as of the Effective Date.

HOLLY CORPORATION

By:

Name:

Title:

Date:

DIRECTOR:

Date:

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